EXHIBIT 99.1

Bay Bank Hires Two New Executives

LUTHERVILLE, Md., Jan. 7, 2014 (GLOBE NEWSWIRE) -- Bay Bank, FSB announced today a strengthening of its executive management team with two new hires. The Bank has hired Larry Pickett as its new Chief Financial Officer and Russ McAtee as its new Chief Retail Banking Officer. Mr. Pickett will also serve as the Chief Financial Officer for Bay Bancorp, Inc., the parent company of the Bank.

Larry Pickett is joining the Bank with over 30 years of banking and accounting experience and will lead the Bank's Accounting/Finance area. Mr. Pickett has served in a number of capacities in the banking industry including as the Chief Financial Officer and Chief Risk Officer for a $3 billion community bank in Maryland. The depth of his experience in banking will add significant strength to the Bay management team. Immediately prior to joining Bay Bank, Mr. Pickett served as an executive at Susquehanna Bancshares in Lititz, Pennsylvania, where he managed its Financial Planning, Profitability and Analysis areas.

Mr. Pickett is a resident of Abington, Maryland and holds a Bachelor of Science degree in Accounting from Towson University. He is also a Certified Public Accountant. He will work out of the Bank's Corporate Headquarters building located in Lutherville, Maryland.

Russ McAtee is joining the Bank as the Chief Retail Banking Officer, a newly created position, to focus on the consumer segment for the Bank. Mr. McAtee will be responsible for the Bank's branch system, mortgage operations, financial services department, private banking and marketing. Mr. McAtee joins the Bank with over 30 years of banking experience with such firms as Chevy Chase Bank, GE Capital and Michigan National Corporation. Before his appointment by the Bank, Mr. McAtee served as the Chief Operation Officer for Andrews Federal Credit Union.

Mr. McAtee is a resident of Columbia, Maryland and holds a Bachelor of Arts degree in Financial Administration from Michigan State University and a Master of Business Administration degree from Arizona State University. He will be work out of the Bank's Operations Center in Columbia, Maryland.

"We are very excited to announce these two hires. The addition of these two gentlemen will add significant strength to the Bank's executive management team as we look to build toward the future," said Kevin B. Cashen, President and Chief Executive Officer. "Larry brings a broad banking background to the Chief Financial Officer position. He has operated in both large and small banks and can bring the best of both of those worlds to Bay. Russ McAtee is joining the Bank to add focus to our consumer segments. It is important that we develop a fully integrated consumer experience within the Bank. Consumers' needs are changing and we must ensure that we are delivering the products and the experience that they are looking for from the Bank," continued Cashen.

About Bay Bank

Bay Bank, FSB is headquartered in Lutherville, Maryland and is focused on providing superior customer service to the local communities in our market. Bay Bank serves the community with a network of 12 branches strategically located throughout the region. Bay Bank serves local consumers, small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking. A locally based financial institution, the Bank has total assets of approximately $440 million. The Bank's parent company, Bay Bancorp, Inc., trades on the NASDAQ Capital Market under the ticker symbol "BYBK". Investor information is available on Bay Bank's website at www.baybankmd.com.

CONTACT: Kevin B. Cashen, President & CEO
         Bay Bank, FSB
         (410) 427-3707
         kcashen@baybankmd.com